Exhibit 99.1

Straight Path Communications Reports Results for First Quarter Fiscal 2017

GLEN ALLEN, VA — December 12, 2016 — Straight Path Communications Inc. (“SPCI”) (NYSE MKT: STRP), a communications asset company, announced today operating results for its first quarter of fiscal 2017, the three months ended October 31, 2016. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States, is developing next generation wireless technology, and owns an intellectual property portfolio focused on communications over computer networks.

Q1 Fiscal Year 2017 Highlights

(In millions of USD)	Fiscal 2017 – Q1	Fiscal 2016 – Q1	Fiscal 2016 – Q4
Total Revenues	$0.2	$1.7	$0.1
Total Costs and Expenses	$4.4	$2.4	$4.0
Loss from Operations	$-4.3	$-0.7	$-3.9
Net Loss attributable to SPCI	$-4.1	$-0.6	$-3.8

Some items in the table may not foot correctly due to rounding

●	Total Revenues of $0.2 million compared to $0.1 million in the prior fiscal quarter and $1.7 million in first quarter fiscal 2016.

●	Loss from Operations of $4.3 million compared to Loss from Operations of $3.9 million in the prior fiscal quarter and $0.7 million in first quarter 2016. This quarter’s loss includes $160 thousand of R&D expenses and $2.5 million in non-cash compensation related to the issuance and vesting of equity grants during this quarter.

●	Net Loss attributable to SPCI of $4.1 million compared to $3.8 million in the prior fiscal quarter and $0.6 million in first quarter fiscal 2016.

●	Cash and cash equivalents of $9.6 million at October 31, 2016, down by $1.8 million from the prior quarter close.

●	The FCC approved Cambridge Broadband Networks’ (“CBNL”) 39 GHz VectaStar® 600 point-to-multipoint (“PMP”) radios for full commercial use in the U.S.

●	Spectrum lease revenue rose 30% over the prior quarter, based primarily on Windstream leasing our 39 GHz spectrum in four cities – the first locations in its announced rollout of the CBNL VectaStar 600 to 40 markets.

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am proud to announce that Straight Path continues to deliver on its strategic objectives and adhere to its mission. We maintain our commitment to operating efficiently in the face of serious challenges. We made progress in several key areas for our businesses:

●	The FCC published in the Federal Register its Upper Microwave Flexible Use Report and Order that was adopted on July 14, 2016. The Report and Order adopted many rules in line with Straight Path’s goals and advocacy. Straight Path continued its advocacy by participating in the FCC’s Further Notice of Proposed Rule Making.

●	Our Gigabit Mobility Lab in Plano, Texas continues to refine our recently demonstrated prototype 39 GHz Gigarray® 5G transceiver. We expect an outdoor demo in calendar 2017.

●	The FCC’s mid-November approval of CBNL’s 39 GHz VectaStar 600 PMP radios for commercial use is a significant event that enables us to take next steps with CBNL, including increased marketing and testing, as U.S. wireless operators can now begin to deploy the live radios utilizing our spectrum.

●	We continue to cooperate with the ongoing FCC investigation.”

Mr. Jonas added, “We have begun attempts at resolution and/or furthering the progress of our IP enforcement actions.”

Mr. Jonas concluded, “We are energized by our progress to date, while still cognizant of the challenges we face. As we look to the future, we hope to continue to deliver on our strategic objectives and generate increased value for our stockholders.”

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Investor Conference Call

Straight Path will host a conference call this afternoon, Monday, December 12th at 4:30pm ET to provide a business update. To participate, please call 1-855-327-6837 from the U.S. or +1-631-891-4304 internationally and request to join the Straight Path Communications Inc. earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors. A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until December 19, 2016. To access the replay, please dial: 1-844-512-2921 from the U.S. or +1-412-317-6671 internationally. Participants must use the following code to access the replay of the call: 10002146.

About Straight Path Communications Inc. (STRP)

Straight Path Communications Inc. (NYSE MKT: STRP) holds, leases, and markets its extensive holdings of 39 GHz and 28 GHz wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: www.straightpath.com.

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact: Yonatan Cantor, Straight Path Communications Inc. 804-433-1523 yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	October 31, 2016	July 31, 2016
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$9,561	$11,361
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	47	40
Prepaid expenses and other current assets	1,634	1,627
Total current assets	11,242	13,028
Intangible assets	365	365
Other assets	105	104
Total Assets	$11,712	$13,497

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1,067	$684
Accrued expenses	522	1,042
Deferred revenue	174	73
Income taxes payable	223	225
Total current liabilities	1,986	2,024
Deferred revenue - long-term portion	86	92
Total liabilities	2,072	2,116
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,716 and 11,431 shares issued, 11,676 and 11,391 shares outstanding as of October 31, 2016 and July 31, 2016	117	114
Additional paid-in capital	24,100	21,589
Accumulated deficit	(12,356)	(8,225)
Treasury stock, 40 shares at cost	(428)	(428)
Total Straight Path Communications Inc. stockholders’ equity	11,441	13,058
Noncontrolling interests	(1,801)	(1,677)
Total equity	9,640	11,381
Total liabilities and equity	$11,712	$13,497

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, except per share data)

	Three Months Ended
	October 31,
	2016	2015

Revenues	$159	$1,703

Costs and expenses:
Direct cost of revenues	41	782
Research and development	160	-
Selling, general and administrative	4,235	1,612

Total costs and expenses	4,436	2,394

Loss from operations	(4,277)	(691)

Other income:
Interest income	7	10
Other income	22	-

Total other income	29	10

Loss before income taxes	(4,248)	(681)
Provision for income taxes	(7)	(6)

Net loss	(4,255)	(687)
Net loss attributable to noncontrolling interests	124	55

Net loss attributable to Straight Path Communications Inc.	$(4,131)	$(632)

Loss per share attributable to Straight Path Communications Inc. stockholders:
Basic and diluted	$(0.34)	$(0.05)

Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	12,018	11,810

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In Thousands)

	Three Months Ended
	October 31,
	2016	2015

Operating activities:
Net loss	$(4,255)	$(687)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for compensation	2,417	598
Stock-based compensation	97	-
Changes in assets and liabilities:
Trade accounts receivable, net	(7)	(2)
Prepaid expenses – related to settlements and licensing	-	783
Prepaid expenses and other current assets	(7)	(81)
Prepaid expenses – development agreement	-	(1,000)
Other assets	(1)	5
Trade accounts payable	383	(94)
Accrued expenses	(520)	(232)
Deferred revenue	95	(1,603)
Income taxes payable	(2)	-
Net cash used in operating activities	(1,800)	(2,313)

Net decrease in cash and cash equivalents	(1,800)	(2,313)
Cash and cash equivalents at beginning of period	11,361	18,620
Cash and cash equivalents at end of period	$9,561	$16,307

Supplemental cash flow information
Cash paid during the period for income taxes	$7	$3

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